Exhibit (a)(5)(H)

NEWS RELEASE

Asahi Kasei Completes Subsequent Offering Period for ZOLL

Tokyo, Japan/ New York, NY, U.S. – April 26, 2012 – Asahi Kasei Corporation (TSE1: 3407, hereinafter: Asahi Kasei), Japan’s leading diversified chemical manufacturer with businesses in the health care, chemicals & fibers, homes & construction materials, and electronics sectors, announced today the completion of the subsequent offering period offered by its indirect wholly owned U.S. subsidiary Asclepius Subsidiary Corporation (hereinafter: Purchaser) for the remaining shares of common stock of ZOLL Medical Corporation (NASDAQ GS: ZOLL, hereinafter: ZOLL) following a tender offer for all of the outstanding ZOLL shares for $93 per share, net to the seller in cash, without interest and less any required withholding taxes.

As of the expiration of the subsequent offering period at 12:00 Midnight, New York City time, at the end of April 25, 2012, combined with the shares tendered in the initial offering period, a total of 20,745,382 ZOLL’s shares were tendered, representing approximately 93.05% of ZOLL’s outstanding shares.

Purchaser intends to effect a short-form merger pursuant to Section 11.05 of the Massachusetts Business Corporation Act without the need for a meeting of the ZOLL shareholders. In the merger, each issued and outstanding share, other than shares held by ZOLL, Asahi Kasei or Purchaser, or any of their respective subsidiaries, and shares held by shareholders who properly exercise appraisal rights, if any, available under Massachusetts law, will be canceled and converted into the right to receive the same cash price per share as in the Offer, without interest and less any required withholding taxes.

Upon completion of the merger, ZOLL will become a wholly owned subsidiary within the Asahi Kasei Group, managed by the current ZOLL management team and with all current business units and operations remaining intact. ZOLL will be delisted from the NASDAQ Global Select Market following the merger.

-Ends-

INVESTOR CONTACTS

Information Agent, Georgeson:	+1-212-440-9800 (Banks and Brokers)
+1-888-607-9107 (All Others, Toll Free)

MEDIA CONTACTS

Asahi Kasei Corporation:
Corporate Communications:	Tokyo	+81-3-3296-3008 (M. Nakamura)
Kreab Gavin Anderson:	Tokyo	+81-3-5404-0640 (M. Hattori, D. Stawinoga0)
	New York	+1-646-490-2767 (J. Goldman-Brown)

NOTES TO EDITORS

About Asahi Kasei Corporation

Asahi Kasei is Japan’s leading diversified chemical manufacturer with businesses in the health care, chemicals & fibers, homes & construction materials, and electronics sectors. The company’s growth strategy involves continuous transformation of its business portfolio through constant innovation in anticipation of emerging changes to market needs, and through this process Asahi Kasei has developed into a diversified solution provider. With more than 25,000 employees around the world, the company serves customers in more than 100 countries.

Within the health care field, the company is active in pharmaceuticals (including agents for dysuria, osteoporosis, disseminated intravascular coagulation, and herpes), medical devices (including artificial kidneys and therapeutic apheresis devices), and bioprocess products (including virus removal filters and bioprocess equipment).

For more information, visit www.asahi-kasei.co.jp/asahi/en/.

About ZOLL Medical Corporation

ZOLL Medical Corporation develops and markets medical devices and software solutions that help advance emergency care and save lives, while increasing clinical and operational efficiencies. With products for defibrillation and monitoring, circulation and CPR feedback, data management, fluid resuscitation, and therapeutic temperature management, ZOLL provides a comprehensive set of technologies that help clinicians, EMS and fire professionals, and lay rescuers treat victims needing resuscitation and critical care.

A three-time Forbes 100 Most Trustworthy Company, ZOLL was designated in 2011 as one of Forbes Top 100 Small Public Companies in America with annual revenues under $1 billion. ZOLL develops and manufactures its products in the United States, in California, Colorado, Illinois, Massachusetts, Pennsylvania, and Rhode Island. More than 400 direct sales and service representatives, 1,100 business partners, and 200 independent representatives serve our customers in over 140 countries around the globe.

For more information, visit www.zoll.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Asahi Kasei and ZOLL have identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements in this release include without limitation statements regarding Asahi Kasei’s operation of the ZOLL business following completion of the transaction, and statements regarding the future operation, direction and success of ZOLL’s business. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, customers, vendors and other business partners; other business effects, including the effects of industry, economic or political conditions outside of the control of Asahi Kasei or ZOLL; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in ZOLL’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections of ZOLL’s most recent annual report on Form 10-K and subsequent quarterly report on Form 10-Q, as well as the tender offer documents filed by Asahi Kasei and Asclepius Subsidiary Corporation, an indirect wholly owned subsidiary of Asahi Kasei, and the Solicitation/Recommendation Statement filed by ZOLL. Neither Asahi Kasei nor ZOLL undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward looking statements in this announcement are qualified in their entirety by this cautionary statement.